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                          STRATEGIC ALLIANCE AGREEMENT



                                     between


                        TEVA PHARMACEUTICALS CURACAO N.V.
                   World Trade Center Curacao, Unit T.M.I. 14,
                  Piscadera Bay Curacao, Netherlands Antilles
                                    ("Teva")


                                       and



                            IMPAX LABORATORIES, INC.
               a corporation organized under the laws of Delaware,
                   30831 Huntwood Avenue, Hayward, CA 94544;
                                    ("Impax")



WHEREAS, Impax is engaged in the development, manufacture, sale, marketing and distribution of pharmaceutical products and has in various stages of development the pharmaceutical products listed in Annex A hereto (collectively the "Products" as defined further below);

WHEREAS, Teva together with its Affiliates (as defined below) is engaged in the development, manufacture, sale, marketing and distribution of pharmaceutical products;

WHEREAS, Teva and Impax desire to cooperate in completing the development of the Products and to register, manufacture, market, sell and distribute the Products in the United States and, at Teva's option, Canada, Israel, Mexico, the European Union, Central America and South America (collectively, as defined further below, the "Territory"), all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in connection with the above-referenced cooperative effort and in accordance with the terms and subject to the conditions set forth below, (a) Impax, with the financial support of Teva provided for herein, shall develop, manufacture, and package the Products and seek regulatory approval of the Products for the United States, and (b) Teva, with the technical support of Impax provided for herein, shall market, sell and distribute the Products in the Territory and, to the extent applicable, manufacture and/or seek regulatory approval of the Products for the Optional Territory (as defined below).

NOW THEREFORE, intending to be legally bound hereby and in consideration of the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS HEREBY AGREED BY THE PARTIES AS FOLLOWS:

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1        INTERPRETATION AND DEFINITIONS

         1.1      The preamble to this Agreement forms an integral part hereof.

         1.2 Sections headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the interpretation of this Agreement.

         1.3 All annexes to this Agreement, signed by both Parties, whether attached at the time of signature hereof or at any time thereafter, shall be construed as an integral part of this Agreement.

         1.4 For the purposes of this Agreement, the following words and phrases shall bear the respective meanings assigned to them below (and cognate expressions shall bear corresponding meanings):

                  1.4.1 "Affiliates" - shall mean with respect to any Party, any Person that is controlled by, controls, or is under common control with that Party. For this purpose, "control" of a corporation or other business entity shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting interest in, or more than fifty percent (50%) in the equity of, or the right to appoint more than fifty percent (50%) of the directors or management of such corporation or other business entity.

                  1.4.2 "ANDA" - shall mean an Abbreviated New Drug Application filed with the FDA pursuant to its rules and regulations.

                  1.4.3 "Applicable Law" - shall mean the applicable laws, rules, regulations, guidelines and requirements related to the development, registration, manufacture, importation, Marketing, sale and distribution of the Products in the Territory.

                  1.4.4 "Approval(s)" - shall mean any and all approvals, licenses, registrations or authorizations of the applicable Regulatory Authority necessary for the Marketing of the Products and reimbursement, if applicable, in the relevant country of the Territory.

                  1.4.5 "API" - shall mean the bulk unformulated drug substances used in the manufacture of each of the Products.

                  1.4.6 "Calendar Quarter" - shall mean a three (3) consecutive month period ending on March 31, June 30, September 30 or December 31.

                                       2
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                  1.4.7      "Canada" - shall mean Canada and its territories,
                             districts and possessions.

                  1.4.8 "cGMP" - shall mean current good manufacturing practices as required by the rules and regulations of the FDA or such similar requirements of non-U.S. Regulatory Authorities, as applicable to the manufacture, packaging, handling, storage and control of the Products in the Territory.

                  1.4.9 "Competing Product" - shall mean on a Product-by-Product basis any finished pharmaceutical product for sale in the prescription drug marketplace that contains the same active ingredients in the same dosage form and strength as the subject Product.

                  1.4.10 "Confidential Information" - shall mean all information, data and/or know-how disclosed by either Party to the other Party in writing (or if disclosed orally, visually and/or in another non-written form, identified as confidential at the time of disclosure, and summarized in reasonable detail in writing as to its general content within thirty (30) days after original disclosure) concerning the Products or concerning the technology, marketing strategies or business of the disclosing Party (whether disclosed prior to or subsequent to the Effective Date). Confidential Information shall not include information, data or know-how that the receiving Party can show:

                             (a) was in the public domain at the time of the disclosure by the disclosing Party, or thereafter becomes part of the public domain without any fault of the receiving Party;

                             (b) rightfully was in its possession prior to the disclosure by the disclosing Party;

                             (c) was lawfully obtained from a third party, who had the right to make such disclosures as evidenced by written records; or

                             (d) was developed by it independently of such disclosure as evidenced by written records.

                  1.4.11 "Cost of Materials" - shall mean on a Product-by-Product basis the actual direct cost for inactive and active materials required for the manufacture of the particular Product (which for purposes of clarity shall not include handling, inspection or any other indirect charges).

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                  1.4.12     "Designated Share Price" - shall mean, with respect
                             to the applicable Teva investment or stock payment to Teva pursuant to Section 10, the average closing sale price for the Impax Common Stock measured over the ten (10) trading days ending two (2) days prior to the date on which the Impax Common Stock is acquired by Teva or its Affiliate.

                  1.4.13 "Effective Date" - shall mean the date on which this Agreement is signed by the latter of the Parties to sign this Agreement.

                  1.4.14 "EU" - shall mean those countries set forth in Annex F.

                  1.4.15 "FDA" - shall mean the United States Food and Drug Administration and all agencies under its direct control or any successor organization.

                  1.4.16 "First to File Exclusivity" - shall mean, to the extent applicable, up to six (6) months of marketing exclusivity in the U.S. from the FDA under and pursuant to 21 U.S.C. Section 355(j)(5)(B)(iv) of the Federal Food, Drug and Cosmetic Act, as amended.

                  1.4.17 "Force Majeure Events" - shall have the meaning set forth in Section 25.1.

                  1.4.18 "Impax Common Stock" - shall mean Impax common stock, $0.01 par value.

                  1.4.19 "IMS Data" - shall mean total prescription data from IMS Health National Prescription Audit Plus
                             (TM), Complete Package - (retail, mail order, LTC, prescriber specialty report).

                  1.4.20 "Impax Margin" - shall mean on a Product-by-Product basis for each country in the Territory, an amount equal to + percent (+%) of the Profit; provided, however, for the Tier 2 Products in the U.S. such amount shall be equal to + percent (+%) of the Profit.

                  1.4.21 "Intellectual Rights Legal Expenses" - shall mean all fees, out of pockets costs and expenses (including, without limitation, all attorneys fees and settlement costs), third party damages, verdicts and/or awards incurred by either Party and/or their respective Affiliates in connection with the defense and/or arising out of a judgment or settlement of an Intellectual Rights Suit.

                                       4

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+ Confidential portions omitted and filed separately with the Commission.

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                  1.4.22     "Intellectual Rights Suit" - shall mean any
                             litigation instituted by a third party relating to a claim or claims of infringement of patents or other intellectual property rights against Teva and/or an Affiliate of Teva and/or their respective directors and/or officers and/or employees and/or consultants, and/or against Impax or an Affiliate of Impax and/or their respective directors and/or officers and/or employees and/or consultants during or prior to the Term, related to or arising from the filing of Regulatory Documentation for any Product(s) and/or the manufacturing, Marketing, use or offer for sale of any Product(s). An Intellectual Rights Suit shall also include a declaratory judgment action as referenced in
                             Section 17.

                  1.4.23 "Launch Date" - shall mean on a Product-by-Product basis the date on which Teva makes its first commercial sale of a particular Product to an unrelated third party in an arms-length transaction in a particular country in the Territory, and Impax has supplied to Teva full launch quantities of such Product for such country pursuant to Teva's forecast.

                  1.4.24 "Manufacturing Costs" - shall mean on a Product-by-Product basis, the total of all actual direct manufacturing (including packaging material) costs allocable to the manufacture of the particular Products for each country in the Territory, as determined in accordance with U.S. GAAP, not to exceed, however, (i) for each Tier 1 Product, the amounts set forth in Annex B, plus the Cost of Materials; and (ii) for each Tier 2 Product and Tier 3 Product, the amounts to be agreed upon by the Parties and added to Annex B promptly following the filing of each ANDA for each Tier 2 Product and Tier 3 Product, plus the Cost of Materials.

                  1.4.25 "Market" - shall mean to promote, distribute, market, advertise and/or sell.

                  1.4.26 "Net Sales" - shall mean, on a Product-by-Product basis, the gross amount invoiced for each of the Products sold by Teva or Teva's Affiliates on an arms-length basis in each country in the Territory, less the sum of: (a) trade, quantity and/or cash discounts, allowances, rebates, retroactive price adjustments, free goods, bad debts, cash incentive payments (e.g. slotting allowance), and chargebacks; (b) credits or refunds for rejected, outdated or returned Product; (c) any tax, duty or other government charge upon or related to the sale, delivery or use of that Product; (d) cost of short dated Product, which is destroyed by Teva or its Affiliates; (e) three percent (3%) as a contribution towards selling, administrative and other similar expenses of Teva; and (f) other specifically identifiable amounts included in the Product's gross sales that will have been or ultimately will be credited and are substantially similar to those listed above; in each case determined in accordance with U.S. GAAP.

                                       5
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                  1.4.27     "Optional Products" - shall have the meaning set
                             forth in Section 4.1.

                  1.4.28 "Optional Territory" - shall mean Canada, Israel, Mexico and each of the countries in the EU, Central America and South America.

                  1.4.29 "OTC Product(s)" - shall mean the finished pharmaceutical products listed in Annex A for the non-prescription drug marketplace.

                  1.4.30 "Party", "Parties" - shall mean Teva and/or Impax, as applicable.

                  1.4.31 "Person" - shall mean any individual, partnership, association, corporation, limited liability company, trust, or other legal person or entity.

                  1.4.32 "Product(s)" - shall mean the finished pharmaceutical products listed in Annex A for the prescription drug marketplace developed by or for Impax or any of its Affiliates, including the five
                             (5) Tier 1 Products ("Tier 1 Products"), the three
                             (3) Tier 2 Products ("Tier 2 Products") the three
                             (3) additional Products to be agreed upon by the Parties ("Tier 3 Products"), and subject to Section 4 hereof the Optional Products listed in Annex G.

                  1.4.33 "Profit" - shall mean, with respect to each Product, calculated separately for each country in the Territory, an amount equal to Net Sales less the applicable Manufacturing Costs.

                  1.4.34 "Regulatory Authority" - shall mean any and all governmental bodies, organizations and agencies whose approval is necessary to develop, manufacture, import, use, and/or Market the Products in the relevant country of the Territory.

                  1.4.35 "Regulatory Documentation" - shall mean all submissions to Regulatory Authorities, including clinical studies, tests, and biostudies relating to the Products, including, without limitation, all ANDAs, 505(b)(2) applications, and DMFs, as well as all correspondence with Regulatory Authorities (registration and licenses, regulatory drug lists, advertising and promotion documents), adverse event files, complaint files, manufacturing records and inspection reports.

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                  1.4.36     "Regulatory Expenses" - shall mean all costs and
                             expenses in connection with preparing, submitting, obtaining and maintaining Approvals of the subject Products.

                  1.4.37 "Revised Impax Margin" - shall mean, on a Product-by-Product basis, an amount equal to the product obtained by multiplying (a) a fraction, the numerator of which is the subject Product sales in the subject country in the Territory by Teva and its Affiliates, based upon the IMS Data for the three (3) month period immediately preceding the Transaction Event, and the denominator of which is the sum of the numerator plus the applicable Competing Product sales in the subject country in the Territory based upon the IMS Data for the three
                             (3) month period immediately preceding the Transaction Event, by (b) the Impax Margin; provided, however, that if such three (3) month sales data is not available for either the Product or the Competing Product, then the Revised Impax Margin shall be deemed to be + percent (+%) of the Profit unless and until the Parties otherwise agree in good faith, taking into account the principles underlying the above formula and the relative commercial potential of each such Product and Competing Product. For the purposes of calculating the Revised Impax Margin, Net Sales, Manufacturing Costs, and Profit for a Competing Product, shall be calculated in the same manner as Net Sales, Manufacturing Costs, and Profit are calculated for a Product hereunder.

                  1.4.38 "Specifications" - shall mean, for a particular Product, the agreed specifications, methods and processes of the Product as contained in the applicable Approval for that Product.

                  1.4.39 "Supply Term" - shall mean, on a Product-by-Product basis for each country in the Territory, an initial period of ten (10) years from the Launch Date of that Product in the particular country in the Territory and any extension periods pursuant to
                             Section 21.1, unless terminated prior to such date as expressly provided for in this Agreement.

                  1.4.40 "Term" - shall mean the duration of this Agreement starting on the Effective Date and continuing until the end of the last to expire of the Supply Terms, unless terminated prior to such date pursuant to
                             Section 21.



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+ Confidential portions omitted and filed separately with the Commission.

                                       7
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                  1.4.41     "Territory" - shall mean the U.S. and, subject to
                             Section 3, the Optional Territory.

                  1.4.42 "Transaction Event" - shall mean any merger, acquisition, business combination or transaction of any kind pursuant to which Teva or any of its Affiliates acquires or obtains the right to Market Competing Products in any countries in the Territory.

                  1.4.43 "U.S." - shall mean the United States of America and its territories, districts and possessions.

                  1.4.44 "U.S. GAAP' - shall mean generally accepted accounting principles in the U.S., consistently applied.

2        GRANT OF RIGHTS

         2.1 Impax, for itself and its Affiliates, grants to Teva and its Affiliates in accordance with the terms and conditions of this Agreement, the exclusive right (even as to Impax and its Affiliates), under applicable Approvals and all other existing or future rights owned or controlled by Impax or its Affiliates, to Market the Products in the Territory throughout the respective Supply Terms. The effective date of such grant for (a) each of the Tier 1 Products for the U.S. shall be the date that the Loan is reduced by the Milestone Amount corresponding to the Launch Date Milestone Event for such Product as set forth in Annex C or Annex D, as applicable, or the date the Loan is reduced by fifty percent (50%) of such Milestone Amount pursuant to Section 10.1 (b), as applicable, and (b) for the Tier 2 Products and Tier 3 Products, collectively, for the U.S., on the first Launch Date of any Tier 2 Product or Tier 3 Product in the U.S. and (c) for the Products for the Optional Territory as provided in Section
                  3.1. Teva accepts the grant of such exclusive Marketing rights from Impax.

         2.2 Except as otherwise expressly provided in this Agreement and subject to the provisions of Section 8, Impax and its Affiliates shall, during the period from the Effective Date to the expiration of the Supply Term for each of the Products,
                  (a) manufacture and supply to Teva and its Affiliates all of their requirements for the Products in the Territory, and (b) supply the Products for the Territory exclusively and only to Teva and Teva's Affiliates in accordance with the terms of this Agreement.

         2.3 Teva and its Affiliates shall, during the period from the Effective Date to the expiration of the Supply Term for each of the Products, obtain all quantities of the Products it requires for Marketing the Products in the Territory from Impax, except as otherwise specifically permitted by the terms of this Agreement.

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         2.4      Neither Impax nor its Affiliates shall, directly or
                  indirectly, during the period from the Effective Date to the expiration of the Supply Term for each of the Products, Market such Product or cause or permit such Product to be Marketed in or for the subject countries in the Territory, except as otherwise specifically permitted by the terms of this Agreement.

         2.5 Neither Impax nor its Affiliates shall, directly or indirectly, during the period from the Effective Date to the expiration of the Supply Term for each of the Products, register, develop, manufacture, supply or Market any Competing Product to such Product for any countries in the Territory, except as otherwise may be specifically permitted by the terms of this Agreement.

         2.6 Neither Teva nor its Affiliates shall, directly or indirectly, during the Supply Term for each of the Products, Market any Competing Product to such Product in the subject countries of the Territory in which the applicable Product is Marketed by Teva and/or its Affiliates hereunder, except as otherwise may be specifically permitted by the terms of this Agreement.

         2.7 Teva shall within thirty (30) days of the completion of a Transaction Event provide Impax with written notice of same (a "Transaction Event Notice"). Notwithstanding the provisions of
                  Section 2.6, Teva shall have one (1) year from the date of such Transaction Event to determine, in its sole discretion, whether or not Teva or any of its Affiliates wish to Market in any countries in the Territory the Competing Product and if so with or without the subject Product. From and after the date of written notice to Impax communicating such decision, Teva shall pay Impax the Revised Impax Margin rather than the Impax Margin with respect to the sale of such Competing Product and/or Product in the subject countries in the Territory; provided, however, if final Approval for the subject Product has not been obtained in the given country then neither the Impax Margin nor the Revised Impax Margin shall be payable to Impax, and provided further that if the final Approval for the subject Product has been obtained in the given country and final Approval for the Competing Product has not been obtained, then the Impax Margin (and not the Revised Impax Margin) shall continue to be paid until such Approval for the Competing Product has been obtained.

         2.8 In the event Teva or its Affiliate decides to Market in the subject countries in the Territory only the Competing Product pursuant to Section 2.7, then the grant hereunder to Teva pursuant to Section 2.1 to Market such applicable Product for the subject countries of the Territory shall terminate and immediately revert back to Impax. Teva and Impax shall within thirty (30) days of Teva's decision to Market only the Competing Product make a good faith determination of the financial consideration payable to Teva for such reversion giving due regard to the financial contributions made by Teva hereunder (including, without limitation, the Loan hereunder and forgiveness of portions thereof). If the Parties are unable to agree upon such consideration and terms of payment within such thirty (30) days the dispute shall be resolved by arbitration pursuant to Section 32.

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         2.9      In the event Teva or its Affiliate decides to Market in the
                  U.S. only the Competing Product of an applicable Tier 1 Product pursuant to Section 2.7, then, for purposes of determining whether or not the relevant milestone events for such Tier 1 Product have been met (assuming such milestone events have not already been met on or before the date of the Transaction Event), the respective Loan amount for such milestones will be forgiven if Impax has achieved final Approval (instead of meeting the Launch Date for such milestone) in the U.S. for the subject Tier 1 Product no later than the dates set forth in Annex C or Annex D, as applicable, for the given Launch Date.

         2.10 In the event Teva or its Affiliate decides to Market both the Competing Product and the applicable Product pursuant to
                  Section 2.7, Impax shall not be obligated to fill any purchase order for such Product for the subject countries of the Territory in excess of one hundred and thirty percent (130%) of the amount last forecasted for the Calendar Quarter immediately preceding the date Teva or its Affiliates commences Marketing the Competing Product in such countries.

         2.11 Except as may otherwise be provided for under the provisions of this Agreement, Teva shall use its commercially reasonable best efforts to Market the Products in and for the Territory in order to maximize Profits.

         2.12 Impax and its Affiliates shall not, directly or indirectly, during the Term disclose to any third party any data, know-how or information used or useful to develop, register or manufacture the Products, if such third party may or has the ability to use such data, know-how or information to directly or indirectly Market a Competing Product in or for the Territory.

         2.13 Impax shall provide to Teva within thirty (30) days of the Effective Date and, thereafter, as soon as available, all technical information, data and know-how in Impax's possession or under its control with respect to the Products useful or necessary for Teva or its nominee to set up a facility for the commercial manufacture of the Products (the "Technical Package") in accordance with and subject to the provisions of this Agreement. Teva shall maintain the Technical Package subject to the confidentiality restrictions set forth in
                  Section 20.

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         2.14     Teva and Impax, through the Working Committee referenced in
                  Section 6, below, shall in good faith negotiate and agree upon the Tier 3 Products within ninety (90) days of the Effective Date or such longer period of time as may be necessary and as mutually agreed upon by the Parties (the "Tier 3 Period"). During the Tier 3 Period or until three (3) Tier 3 Products have been agreed upon whichever shall first occur, neither Impax nor any of its Affiliates shall directly or indirectly grant to any third party the right to Market any product in the Territory without first disclosing that product to Teva and if Teva so desires, then the Parties shall designate that product as a Tier 3 Product subject to the terms of this Agreement.

         2.15. Notwithstanding anything contained herein to the contrary, in the event that Impax or any of its Affiliates shall directly or indirectly develop, register, manufacture and/or Market any OTC Products in the Territory the Parties shall in each such case equally share any revenues, royalties or other consideration received, directly or indirectly, by Impax or any of its Affiliates on account of such activity in excess of the first Five Hundred Thousand Dollars ($500,000) received, directly or indirectly, by Impax and its Affiliates for all OTC Products in the aggregate less, to the extent Impax shall manufacture the subject OTC Product(s), documented consideration paid to Impax to cover direct manufacturing costs of such OTC Products.

         2.16 If any product containing the same active ingredients in the same dosage form and strength as any of the Products is approved by the FDA for sale by any third party to the non-prescription drug marketplace prior to Impax achieving the Milestone Amount corresponding to the Launch Date Milestone Event set forth in Annex C or Annex D, as applicable, for the corresponding Product or within six (6) months after Impax achieves such milestone, then Teva shall have a credit in an amount equal to fifty percent (50%) of all milestone amounts corresponding to the subject Product to apply against the payment of its share of any Regulatory Expenses and Intellectual Rights Legal Expenses for any of the Products hereunder.

         2.17 If any product containing the same active ingredients in the same dosage form and strength as any of the Products is approved by the FDA for sale by any third party to the non-prescription drug marketplace after six (6) months and prior to twelve (12) months following the achievement by Impax of the Milestone Amount corresponding to the Launch Date Milestone Event set forth in Annex C or Annex D, as applicable, for the corresponding Product, then Teva shall have a credit in an amount equal to twenty five percent (25%) of all milestone amounts corresponding to the subject Product to apply against the payment of its share of any Regulatory Expenses and Intellectual Rights Legal Expenses for any of the Products hereunder.

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3        OPTIONAL TERRITORY

         3.1 Teva shall have the option on a Product-by-Product basis to add any or all of the Optional Territory to this Agreement by delivering a notice in writing to Impax within twelve (12) months following the Effective Date. During such twelve (12) month period neither Impax nor any of its Affiliates shall directly or indirectly negotiate with or grant any rights to any of the Products to any third parties in or for the Optional Territory. In the event that Teva exercises such option, Impax shall have six (6) months following Teva's written notification of exercise to choose on a country-by-country basis with respect to the countries selected by Teva to either (a) manufacture and supply Teva's and its Affiliates' requirements and grant Teva and its Affiliates the exclusive right to Market the Product(s) designated by Teva in the subject countries, or (b) grant Teva a non-exclusive right to manufacture, register and Market the Product(s) designated by Teva in the subject countries. In the event Impax chooses option (a), above, the Parties shall share equally all future Regulatory Expenses and Intellectual Rights Legal Expenses, attributable to such Product(s) in such countries in the Territory, and Impax shall receive the Impax Margin for the applicable Product(s). In the event Impax chooses option (b), above, Teva and/or its nominee shall have the right at its option to carry out in its discretion and at its cost and expense all future activities to obtain Approvals attributable to such Products in such countries of the Territory and manufacture such Product(s) for such countries in the Territory. In such case, the applicable Approvals shall be in Teva's name and Teva shall be the sole owner thereof, and Impax shall receive an amount equal to + percent (+%) of Net Sales of the applicable Product(s) in the subject countries (the "Optional Territory Fee"). Impax shall be deemed to have chosen option (b), above, if Teva fails to receive written notification from Impax within the applicable six (6) month period.

         3.2 In the event option 3.1 (a) is exercised by Impax, the terms and conditions of this Agreement respecting the U.S. shall apply to such Products for the subject countries with the following modifications: (in addition and subject to the above provisions in Section 3.1 (a)).

                  3.2.1 Teva shall prepare each Approval for each of the selected Products and use its commercially reasonable best efforts to file such Approval and to obtain Approval of each of the Products in the subject countries from the Regulatory Authorities as promptly as possible.

                  3.2.2 Teva shall use its commercially reasonable best efforts to conduct all tests and studies reasonably required to enable Teva to apply for, obtain and maintain Approval for each of the Products in the subject countries.


--------
+ Confidential portions omitted and filed separately with the Commission.

                  3.2.3 Impax shall grant Teva reasonable and unrestricted access, without any charges, costs or expense, to any and all relevant documentation, data, information, tests, studies or know-how related to the Products, including without limitation, any Regulatory Documentation, in its possession or under its control, and provide free of charge any and all assistance that Teva may reasonable request in order for Teva to perform its obligations under this Agreement.

                  3.2.4 Teva shall be primarily responsible for all communications with the Regulatory Authorities in the subject countries relating to the Approval of the Products in the subject countries; provided, however, Teva and Impax shall collaborate in determining the appropriate strategy for obtaining and maintaining Approval of the Products in the subject countries and Teva shall promptly provide to Impax copies of all filings, documents and correspondence directed to such Regulatory Authorities and related to the Products in draft form for comment by Impax and, provided further, that Teva shall in good faith give due regard to reasonable comments, suggestions and input from Impax. Teva shall promptly provide to Impax copies of all documents and correspondence received by Teva from the Regulatory Authorities that are related to obtaining and maintaining Approval of the Products, and Teva shall allow Impax to attend in all meetings with same.

                  3.2.5 The Approvals shall be filed in Impax's name and Impax shall be the sole owner of such Approvals and Regulatory Documentation in connection therewith to the extent permitted by Applicable Law and subject to the grant hereunder to Teva. If not permitted the Approvals shall be filed in Teva's or its nominee's name.

                  3.2.6 Teva shall assume direction and control of any Intellectual Rights Suit for the Tier 1 Products in the manner provided for the Tier 2 Products and Tier 3 Products as set forth in Section 15.5. Settlement of payments with respect to such expenses shall be effected within thirty (30) days following each Calendar Quarter and payment made to the Party entitled.

                  3.2.7 Teva shall have the right to appoint a third party on a country-by-country and/or Product-by-Product basis to register and/or Market the Products in the Optional Territory. Teva shall provide written notice to Impax of any such appointment.

                  3.2.8 The Profit for the applicable Products in the subject countries shall be reduced by Teva's and/or its nominee's direct Marketing expenses.

                  3.2.9    Subject to Section 3.2.6, the provisions of Section
                           15.5 and 15.6 hereof shall apply to all Teva selected Products in the subject countries.

                  3.2.10 With respect to any Transaction Events that have occurred prior to such exercise by Impax, Teva shall have the right to issue a Transaction Event Notice within sixty (60) days of Impax's exercise of option
                           (a).

         3.3 In the event option 3.1 (b) is exercised by Impax, (a) none of the provisions of this Agreement, except Sections 1, 2.15, 3.1, 3.3, 4.1, 9, 11.4, 11.6, 11.8, 12, 13, 14 and 20 - 33
                  shall apply to Teva and/or Impax or their respective Affiliates for the subject countries; and (b) Impax shall grant Teva reasonable and unrestricted access without charge to any and all relevant documentation, data, information, tests, studies, or know how related to such Products, including without limitation, the Regulatory Documentation, in its possession or under its control, and provide free of charge any and all assistance that Teva may reasonably request in order for Teva to prepare, file, obtain and maintain the Approvals for the subject countries, and to manufacture the Products for the subject countries.

4.       OPTIONAL PRODUCT

         4.1 Teva shall have the option to add the products listed in Annex G (the "Optional Products") to this Agreement as Tier 1 Products upon issuance of written notice to Impax at any time from the Effective Date until February 1, 2002. In the event of such election, the terms and conditions of this Agreement respecting Tier 1 Products shall apply in the same manner to the Optional Products with the following modifications:

                  (a) Impax shall provide to Teva the Technical Package with respect to the Optional Products within thirty
                           (30) days following receipt of Teva's written notice pursuant to this Section 4.1.

                  (b) Teva shall have six (6) months following the written notification to Impax pursuant to this Section 4.1 to add the Optional Products to any or all of the Optional Territory in accordance with the terms and conditions set forth in Sections 3.1 - 3.3.

         4.2      In the event Teva does not exercise the option under Section
                  4.1 to add the Optional Products to this Agreement, it shall have the right to extend the option period, upon written notice of extension given to Impax prior to February 1, 2002, until ten (10) business days following the last tentative Approval by the FDA for all Optional Products. If Teva extends the option period and subsequently does not exercise this option with respect to the Optional Products in the U.S., and thereafter during the Term, Markets in the U.S. a product containing the same active ingredients in the same dosage form and strength as any of the Optional Products, Teva shall pay to Impax consideration for such extension to be agreed upon by the Parties in good faith.

         4.3 In the event that Teva does not add the Optional Products to this Agreement pursuant to Section 4.1 or 4.2, then, the milestones in Annex C shall be amended as provided in Annex D, and Impax shall repay to Teva on January 15, 2004 pursuant to the provisions of Section 10.1 Five Million U.S. Dollars (U.S. $5,000,000) in addition to any other amounts owed to Teva if Impax fails to meet any of the milestones set forth in Annex D.

5        REGULATORY APPROVAL

         5.1 Impax shall prepare each ANDA for each of the Products and use its commercially reasonable best efforts to file such ANDAs and to obtain Approval of each of the Products in the U.S. from the FDA as promptly as possible.

         5.2 Impax shall use its commercially reasonable best efforts to conduct all tests and studies reasonably required to enable Impax to apply for, obtain and maintain Approval for each of the Products in the U.S.

         5.3 Impax shall be primarily responsible for all communications with the FDA relating to the Approval of the Products in the U.S.; provided, however, Teva and Impax shall collaborate in determining the appropriate strategy for obtaining and maintaining Approval of the Products in the U.S. and Impax shall promptly provide to Teva copies of all Regulatory Documentation and all other filings, documents and correspondence directed to the FDA and related to the Products in draft form for comment by Teva and, provided further, that Impax shall in good faith give due regard to the reasonable comments, suggestions and input from Teva. Impax shall promptly provide to Teva copies of all Regulatory Documentation and all other documents and correspondence received by Impax from the FDA that are related to obtaining and maintaining Approval of the Products, and Impax shall allow Teva to attend all meetings with the FDA.

         5.4 The ANDAs shall be filed in Impax's name and Impax shall be the sole owner of such Approvals and Regulatory Documentation in connection therewith, subject to Teva's rights hereunder.

         5.5 Impax shall grant Teva reasonable and unrestricted access, without any charges, costs or expense, to any and all relevant documentation, data, information, tests, studies or know-how related to the Products, including without limitation, the ANDA and/or other Regulatory Documentation, in its possession or under its control, and provide free of charge any and all assistance that Teva may reasonably request in order for Teva to perform its obligations under this Agreement.

         5.6 Teva or its Affiliates shall be responsible for filing each of the Products, and thereafter processing such filings with appropriate federal, state or private formularies in the Territory.

         5.7 Each Party shall perform, or cause to be performed, its activities in furtherance of the provisions of this Section 5 in a good scientific manner, in compliance in all material respects with all requirements of Applicable Law, and in an efficient and expeditious manner.

         5.8 Impax and Teva shall share equally all reasonable out-of-pocket Regulatory Expenses incurred by either Party and/or their respective Affiliates, after the Effective Date for the Territory; provided, however, Impax shall bear all Regulatory Expenses for Tier 1 Products for the U.S. and fifty-five percent (55%) of Regulatory Expenses for Tier 2 Products for the U.S. Settlement of payments with respect to Regulatory Expenses shall be effected within thirty (30) days following the end of each month and payment made to the Party entitled.

         5.9 Teva shall pay to Impax Three Hundred Thousand U.S. Dollars (U.S. $300,000) within thirty (30) days following the Effective Date for regulatory expenses incurred by Impax prior to the Effective Date for development of the Tier 2 Products.

6        WORKING COMMITTEE

         Within thirty (30) days of the Effective Date, each of Teva and Impax shall appoint three (3) appropriately qualified representatives to a working committee to coordinate the selection and identification of the Tier 3 Products, to facilitate the exchange of information relating to the development of the Products, to monitor the costs and activities related to the development and manufacture of the Products, and to oversee the renovation and construction of the new Impax manufacturing facilities in Hayward, California (the "Working Committee"). In each instance such activities shall not extend beyond the scope of this Agreement relating to the Products in the Territory.

7        SUPPLY

         7.1 Subject to Teva's compliance with Section 8, Impax shall use its commercially reasonable best efforts to supply on a timely basis all of Teva's and its Affiliates' requirements for the Products for the Territory.

         7.2 Without limiting the provisions of Section 8.2, Impax shall use its commercially reasonable best efforts to ensure that it has an adequate supply of API and other ingredients required for the manufacture of the Products in order to meet at least one hundred and twenty percent (120%) of Teva's and its Affiliates' forecasted requirements for the Products for the Territory. In furtherance of the foregoing obligation, Impax hereby acknowledges that Teva (including its Affiliates) is and shall remain throughout the Supply Term a preferred customer and as such shall have priority over all other parties (including Impax and its Affiliates) with regard to the supply of API and Products.

         7.3 Without limiting any of its obligations under this Agreement, in the event that for any reason Impax may have an insufficient supply of API and other required ingredients to meet its obligations under Section 7.1, Impax shall use its commercially reasonable best efforts to obtain a third party source for such API and other required ingredients in consultation with Teva through the Working Committee.

         7.4 Impax shall supply the Products to Teva and its Affiliates in finished final dosage form and fully packaged.

         7.5 Subject to the provisions of Section 8, Teva, its Affiliates and/or a third party reasonably acceptable to both Parties shall have the right, at Teva's sole option, to manufacture any of the Products in the event of the inability of Impax to meet Teva's and/or its Affiliates' requirements for such Products for any reason including, but not limited to, force majeure, provided, however, that Impax shall have failed to cure such inability within sixty (60) days of written notice from Teva. In the event Teva and/or its Affiliate and/or such third party, as applicable, shall elect to manufacture any of the Products: (a) Impax agrees that upon receipt of the above-referenced notice and expiration of the sixty (60) day cure period, to the extent not otherwise contained in the Technical Package, it shall promptly furnish free of charge all technical information, data and know-how, including without limitation, any Regulatory Documentation, and provide such cooperation (including the reasonable availability of Impax personnel) as reasonably required to enable Teva, its Affiliate and/or such third party, as applicable, to effectively manufacture and supply Teva's and its Affiliates' requirements of the Products for the applicable countries of the Territory; (b) the Impax Margin or Revised Impax Margin (as the case may be) for such Products shall be reduced by fifty percent (50%) (in half); and (c) Teva shall receive a credit against any payments thereafter due or outstanding to Impax under this Agreement for any and all reasonable out-of-pocket costs incurred by Teva and/or its Affiliates, and/or paid by Teva to Impax, in connection with or resulting from the foregoing manufacturing activities and/or transfer (including, without limitation, for any required tests or studies and for any expenses incurred by Teva and/or its Affiliates pursuant to Section 7.10 in connection with the applicable Products).

         7.6 Impax shall use its commercially reasonable best efforts in accordance with its standard manufacturing practices to reduce its Manufacturing Costs of each of the Products throughout the respective Supply Term in order to maximize Profit. In the event that any of Impax's Manufacturing Costs excluding Cost of Materials for any of the Products equal or exceed seventy-five percent (75%) of the amounts set forth in Annex B, the Parties shall negotiate on a Product-by-Product basis in good faith a way to reduce such Manufacturing Costs, including, without limitation, by transferring the manufacture of the Products to Teva, its Affiliates and/or a third party, and the sharing of costs associated with such transfer.

         7.7 If Teva believes that all or any part of any lot of Product it obtains from Impax has not been manufactured in accordance with the requirements of this Agreement, including, without limitation, with the Specifications, Impax's representations and warranties hereunder or any other defect in the Product, or that there is a shortage of Product, then Teva will promptly notify Impax in writing setting forth in reasonable detail the alleged nonconformity, defect or shortage. Subject to the provisions of Section 7.9, Teva agrees to notify Impax of any nonconformity, defect or shortage of any shipment of Product that Teva discovers by its standard receiving procedures within thirty (30) days after Teva's receipt of the Product from Impax. Upon receipt of such notification of nonconformance, defect or shortage, Impax will have fifteen
                  (15) days to inspect the affected Product and make a reasonable assessment of the alleged nonconformance, defect or shortage. If the Parties agree that there is a nonconformance, defect or shortage, Impax, at its sole cost and expense, shall promptly replace any nonconforming or defective Product or make up the shortage, to be shipped at Impax's cost. Nonconforming or defective Product will be returned to Impax at its expense.

         7.8 Any dispute between the Parties concerning the rejection of all or any part of a shipment of Product (including, without limitation, any Latent Defects) which the parties are unable to resolve within a sixty (60) day period will be submitted to an agreed upon qualified independent laboratory for testing using test methods set forth in the Approval for the Product and/or any other mutually agreed upon test methods. Impax will use its best efforts to replace promptly any shipment or portion of a shipment under dispute until the dispute is resolved. The replacement Product and the cost of the laboratory will be at Impax's cost if the laboratory finds that the lot in question is non-conforming to Specifications or otherwise defective. The costs of the independent laboratory will be paid by Teva if the lot in question is found by the laboratory to be conforming and compliant. The findings of the laboratory shall be final and binding upon the Parties, and shall not be subject to appeal or review by any third party.

         7.9 The Parties acknowledge that it is possible for Product to have manufacturing defects that are not discoverable upon reasonable physical inspection or testing (referred to as "Latent Defect" or "Latent Defects"). Latent Defects may include, by way of illustration and not definition or limitation, defects not present in preshipment samples, loss of stability, separation, discoloration or other manufacturing defects. Impax is responsible for all Latent Defects that are attributable to the production of the Product by or on behalf of Impax or failure of such Product to otherwise comply with the provisions of this Agreement (including without limitation, Impax's representations and warranties hereunder). As soon as Impax discovers or becomes aware of a Latent Defect in any Product it produced and shipped, it will immediately notify Teva of the lot(s) involved and Impax will replace that Product in the manner described in Sections 7.7 and 7.8, above.

         7.10 In order to ensure continuous supply of the Products and to maximize sales and profits, commencing six (6) months following the Effective Date, at Teva's option, on a Product-by-Product and country-by-country basis, the Parties shall use their commercially reasonable best efforts to supplement for each of the Products the ANDAs submitted with the FDA as of the Effective Date, as well as any Approvals (including ANDAs) to be submitted with the FDA or any non-U.S. Regulatory Authority thereafter in order to permit Teva and/or its Affiliate or a third party reasonably acceptable to both Parties, to manufacture and/or package the Products for the Territory. Subject to Impax providing an estimate of anticipated expenses, and except as otherwise provided in
                  Section 7.5 and 7.6, above Teva shall pay all expenses associated with the foregoing, such expenses consisting of pre-approved reasonable out-of-pocket expenses of Impax, supply of API at cost to Impax, and a per diem charge of One Thousand U.S. Dollars (U.S. $1,000) for each employee of Impax, assisting at Teva's request, with supplementing the ANDAs.

8        FORECASTS AND ORDERS

         8.1 Within one hundred and eighty (180) days prior to the anticipated Launch Date for each of the Products for each country in the Territory, Teva shall provide to Impax a nonbinding written forecast of estimated quantities of Product that Teva and its Affiliates anticipate ordering from Impax during the twelve (12) month period commencing with the Launch Date for such country. Teva shall update such forecast on a Calendar Quarter rolling basis, for the twelve (12) month period commencing ninety (90) days from each such update. Teva shall communicate any changes to its forecast as soon as the changes are known by Teva. Teva shall use its commercially reasonable best efforts to ensure the accuracy of its forecasts. The first quarter of each such updated forecast shall be deemed a firm purchase order.

         8.2 Each firm purchase order shall set forth the quantities of Products ordered, dates for delivery of the Products, the country for which the Products are designated, the place of delivery and reasonable instructions for shipping. Impax shall supply to Teva and its Affiliates' the quantity of Products on the delivery dates and at the delivery destination stated therein; provided, however, Impax shall not be obligated but shall be required to use its commercially reasonable best efforts to fill any purchase order to the extent of quantities exceeding one hundred and twenty percent (120%) of the amount last forecasted for the applicable Calendar Quarter except as otherwise provided in Section 2.10.

         8.3 Any terms and conditions of an invoice, acknowledgement or similar document provided by Impax for Products, or, any terms and conditions of purchase orders provided by Teva for Products, which are inconsistent with or in addition to the terms of this Agreement shall be null and void.

9        TRADEMARK(S)

         Teva and its Affiliates shall have the right, in their respective sole discretion and at their expense, to select and to register any of their trademarks, as they wish to employ in connection with the Marketing of any of the Products in any of the countries in the Territory and to Market Product using such trademarks. Teva or its Affiliate shall own all right, title and interest in and to all such trademarks, and Impax hereby agrees it shall have no right, title or interest in same.

10       CONSIDERATION AND LOAN

         10.1 Teva shall, within five (5) business days of the Effective Date, loan to Impax the sum of Twenty Two Million U.S. Dollars (U.S. $22,000,000) (the "Loan") towards the development of the Products and the establishment of the production facilities and infrastructure necessary to meet Teva's and/or its Affiliates' Product requirements hereunder. Impax hereby undertakes and agrees that it shall expend not less than Twenty Two Million U.S. Dollars (U.S. $22,000,000) towards the construction of the production facilities located in Hayward California, including the facility located on San Antonio Street (the "New Facility") and the development of the Products. The Loan shall be evidenced by Impax's promissory note in the form annexed hereto at Annex H (the "Note"). Without limiting any other rights and remedies available to Teva under this Agreement, the Note, at law or in equity, from and after the occurrence of an Event of Default as defined in
                  Section 10.7 Teva shall have the right to declare the Loan immediately due and payable by delivering written notice to such effect to Impax. Impax shall repay the then outstanding balance of the Loan to Teva, in cash, within thirty (30) days of its receipt of such notice. In the event Impax achieves the milestones set forth in Annex C or Annex D, as applicable, on a timely basis, then the outstanding balance of the Loan shall be reduced by the corresponding amounts designated for each such achieved milestone (each such amount is referred to herein as the "Milestone Amount"). If, on the other hand, Impax fails to meet any of the milestones set forth in Annex C or Annex D, as applicable, by the respective dates set forth for each such milestone (including as a result of an early termination of this Agreement), then Teva shall have the option, on a Product-by-Product basis with respect to the applicable milestone, to either:

                  (a) require Impax to repay to Teva that portion of the Loan equal to the applicable Milestone Amount; or

                  (b) require Impax to repay to Teva that portion of the Loan equal to fifty percent (50%) of the applicable Milestone Amount.

                  Repayment by Impax of the amounts under subparagraphs (a) and
                  (b), above, and Section 4.3, if applicable, shall be made to Teva not later than January 15, 2004, and shall be paid, at the option of Impax, in cash or (subject to Section 10.5) in Impax Common Stock at the Designated Share Price.

         10.2 In the event Teva chooses option 10.1(a), above, then the grant to Teva with respect to the Marketing of the subject Product for the U.S. shall be deemed nonexclusive and effective as of such exercise, and the provisions of Sections
                  2.3 - 2.11 and such other provisions of this Agreement respecting Competing Products of the subject Products shall no longer apply to Teva and/or Impax or their respective Affiliates with respect to such Products for the U.S.; provided, however, in any event, Impax shall remain obligated to supply Teva's and/or its Affiliates' requirements of the applicable Product on a most-favored basis.

         10.3 Subject to the provisions of the Stock Purchase Agreement, being executed by the Parties concurrently herewith, and
                  Section 10.5, Teva shall, on each of September 15, 2001, December 15, 2001, March 15, 2002 and June 15, 2002, purchase from Impax such number of shares of Impax Common Stock at the Designated Share Price as equals Three Million Seven Hundred and Fifty Thousand U.S. Dollars (U.S. $3,750,000).

         10.4 Upon the first Launch Date of any Tier 2 or Tier 3 Product in the U.S., Teva shall sell back to Impax for an aggregate purchase price of One U.S. Dollar (U.S. $1.00) such number of shares of Impax Common Stock that equals sixteen and two thirds percent (16 2/3%) of the aggregate shares of Impax Common Stock purchased by Teva from Impax pursuant to Section 10.3.

         10.5 Notwithstanding anything contained in Sections 10.1 or 10.3 to the contrary, in no event shall Teva be obligated to purchase (or accept as repayment of the Loan pursuant to Section 10.1) such number of shares of Impax Common Stock that at the time of transfer to Teva or its Affiliate would, in the aggregate, exceed nineteen point nine percent (19.9%) of the then issued and outstanding shares of Impax Common Stock. If any such transfer would result in Teva and its Affiliates owning more than nineteen point nine percent (19.9%) of the outstanding Impax Common Stock then, at Teva's request, such excess amounts shall be paid by Impax to Teva in cash.

         10.6 Throughout the period that the Loan, or any portion thereof, is outstanding, Impax hereby covenants and agrees it will not, nor will it permit any of its Affiliates to:

                  (a)      Liquidate, windup or dissolve.

                  (b) Assume, endorse, be or become liable for or guarantee any indebtedness of any Person excluding however, the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

                  (c) Declare or pay any dividends on its capital stock (other than dividends payable solely in shares of Impax Common Stock), or purchase, redeem, retire or otherwise acquire any of its capital stock at any time outstanding except as provided in Section 10.4, except any Affiliate wholly owned by Impax may declare and pay dividends to Impax.

                  (d)      Materially alter the nature of its business.

                  (e) Directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction, with any Affiliate of Impax or any party related to the management of Impax except the assignment of Impax's right to purchase the New Facility to Affiliates (subject to Teva's rights pursuant to Section 10.11) at prices and on terms not less favorable to it than those which would have been obtained in an arm's-length transaction with a non-affiliated third party.

         10.7 Subject to any applicable grace, notice and cure period provided for herein the occurrence and the continuance of any of the following events is referred to herein as an "Event of Default":

                  (a) If Impax shall fail to pay, when due, any portion of the Loan or interest thereon; or

                  (b) Any representation or warranty made by Impax herein or in the Stock Purchase Agreement or Registration Rights Agreement shall prove to have been false in any material respect on or as of the date made; or

                  (c) This Agreement or the Stock Purchase Agreement or the Registration Rights Agreement is terminated by Teva as a result of a breach, default, misrepresentation or other act or omission by Impax giving rise to the right of termination by Teva hereunder or thereunder, respectively.

         10.8 The purchase of Impax Common Stock by Teva or the repayment of all or a portion of the Loan by Impax in shares of Impax Common Stock pursuant to this Section 10 shall be conditioned upon the execution by the Parties of a Stock Purchase Agreement and Registration Rights Agreement in the form attached as Annex E.

         10.9 The Loan shall bear interest at the annual rate of eight percent (8%) accruing from the date of grant (the "Interest Obligation"). The Interest Obligation shall be due and payable on January 15, 2004 or such earlier date that the outstanding balance of the Loan is due (without right of set-off, deduction or other withholding), to the extent there remains any outstanding balance on the Loan pursuant to this Section 10, and only with respect to such portion of the Loan that had not been forgiven as of such date. Notwithstanding the foregoing, Teva agrees to forgive the Interest Obligation in the event and upon the date that Impax has obtained tentative or final Approvals for any three of the Products.

         10.10 By no later than December 31, 2001, as additional security for the repayment of the Loan, Impax shall grant to Teva a mortgage on the New Facility subordinate to a senior lien of up to Three Million U.S. Dollars ($3,000,000) in form and substance reasonably satisfactory to Teva, or such other collateral as may be reasonably satisfactory to Teva.

11       PRICES, TERMS, CONDITIONS, TITLE AND RISK

         11.1 Impax shall deliver each order of Products to Teva and its Affiliates CIP (as per Incoterms 2000) to a location to be designated by Teva or its Affiliates.

         11.2 Impax will invoice Teva when Product is shipped to Teva at an amount equal to the applicable Manufacturing Cost. Teva shall subject to Sections 7.7, 7.8 and 7.9 pay for such Product thirty (30) days from the date of receipt of the applicable shipment.

         11.3 Within thirty (30) days following each Calendar Quarter during the Supply Term, Teva shall compute and report to Impax in a mutually acceptable format the Net Sales and Profit for each Product in each country in the Territory during that Calendar Quarter and Teva shall pay to Impax the Impax Margin, Revised Impax Margin, or Optional Territory Fee, as the case may be, for each Product for that Calendar Quarter as reflected in the report. In addition, within seven (7) business days after the end of each month, Teva shall provide to Impax information (which could be good faith estimates if final data is not available) as to the amount of Net Sales, Profit, and number of units sold of each Product during that month.

         11.4 Teva shall have the sole and exclusive right to determine all terms and conditions of sale of the Products to its customers.

         11.5 Subject to Teva having received full launch quantities of the applicable Product based upon Teva's forecast, Teva shall launch each Product on a country-by-country basis within fifteen (15) days of final Approval of each Product; provided, however, that if either Party has a written opinion of patent counsel reasonably acceptable to the other Party that launch would result in a significant risk of damages for infringement of third party intellectual property rights, then the Parties shall agree upon a later launch for such Product in the subject country in the Territory or, alternatively, Teva may compel launch of the Product in such country in the Territory. If Teva so compels a launch of a Product in any country in the Territory, then it shall indemnify, defend and hold harmless Impax for any damages and expenses of an Intellectual Rights Suit to the extent directly related to the patents set forth in the above-referenced Impax patent opinion and to the extent caused by the launch of the Product and not attributable in whole or in part to any untrue representation or warranty of Impax or breach of a covenant made by Impax hereunder. Further, in such case, (a) during the period commencing with the applicable Launch Date and ending on the earlier of six
                  (6) months or the date the Parties receive a final non-appealable court decision with respect to the applicable Intellectual Rights Suit, if any, the Impax Margin shall be deemed to be + percent (+%) and Revised Impax Margin, if applicable, shall be reduced by thirty percent (30%) and (b) any expenses and/or damages paid by Teva in connection with any Intellectual Rights Suit related to the applicable Product, or the above indemnity, shall be set-off, credited or reimbursed against any amounts paid or payable to Impax hereunder related to such Product (including, without limitation, Impax Margin, Revised Impax Margin, and Optional Territory Fee).


--------
+ Confidential portions omitted and filed separately with the Commission.

         11.6 Teva and its Affiliates shall permit an independent certified public accounting firm selected by Impax, and reasonably acceptable to Teva, to have access, during normal business hours and upon reasonable prior notice (not more often than once in any calendar year), to those books and records maintained by Teva necessary for Impax to verify the accuracy of Teva's calculation of any Net Sales, Profit, Regulatory Expenses, Impax Margin, Revised Impax Margin and/or Optional Territory Fee hereunder for any period ending not more than five (5) years prior to the date of such request. All such information shall be retained on a confidential basis by the accounting firm, and such accounting firm's use of such information shall be limited to the aforementioned verification.

         11.7 Impax and its Affiliates shall permit an independent certified public accounting firm selected by Teva, and reasonably acceptable to Impax, to have access, during normal business hours and upon reasonable prior notice (not more often than once in any calendar year), to those books and records maintained by Impax necessary for Teva to verify the accuracy of Impax's calculation of any Manufacturing Costs, Regulatory Expenses and/or Intellectual Rights Legal Expenses hereunder for any period ending not more than five (5) years prior to the date of such request. All such information shall be retained on a confidential basis by the accounting firm, and such accounting firm's use of such information shall be limited to the aforementioned verification.

         11.8 Teva and Impax shall calculate and record Net Sales, Manufacturing Costs, Profit, Impax Margin, Revised Impax Margin, Optional Territory Fee, Regulatory Expenses and/or Intellectual Rights Legal Expenses in accordance with U.S. GAAP, and shall maintain all books and records related thereto in accordance with standard cost accounting policies and practices, in accordance with U.S. GAAP for the Term plus an additional three (3) years thereafter.

12       ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF IMPAX

         12.1 Impax hereby represents and/or warrants and/or undertakes to Teva that:

                  12.1.1 it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

                  12.1.2 neither the execution and delivery of this Agreement by Impax nor its performance hereunder conflicts with or results in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its Affiliates or any of their respective properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

                  12.1.3 this Agreement is a legal, valid and binding agreement of Impax enforceable in accordance with its terms;

                  12.1.4 neither it nor any of its Affiliates have or will, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate that conflicts or derogates from its undertakings hereunder;

                  12.1.5 all Products supplied to Teva or its Affiliates shall: (a) meet the applicable Specifications at the time of shipment; (b) meet regulatory requirements of any relevant Regulatory Authority in the Territory; (c) be manufactured, packaged, tested, stored and shipped in accordance with applicable cGMPs, the Approvals, and Applicable Law; (d) not be adulterated or misbranded under the United States Food, Drug and Cosmetic Act including any other relevant laws and regulations of the Territory as amended from time to time; and (e) be produced, packaged, tested and stored in facilities that have been approved by the applicable Regulatory Authority, to the extent required by Applicable Law;

                  12.1.6 the API does not violate, infringe, or otherwise conflict or interfere with the intellectual property of any third party in the U.S. and, to Impax's best knowledge, the API does not violate, infringe, or otherwise conflict or interfere with the intellectual property of any third party in any other country of the Territory;

                  12.1.7 Impax has furnished Teva with access to a complete copy of the U.S. Regulatory Documentation for the Products, including all material amendments and supplements thereto; Impax is and was, at all times prior to the Effective Date, the lawful holder of all rights under the Regulatory Documentation and to the best of Impax's knowledge, Impax has complied in all material respects with all Applicable Laws and regulations in connection with the preparation and submission to the FDA of the Regulatory Documentation;

                  12.1.8 neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act or equivalent laws of any country in the Optional Territory selected hereunder;

                  12.1.9 Impax's manufacturing facilities conform, and shall continue to conform throughout the Term, in all respects to Applicable Law governing such facilities; and

                  12.1.10 all Products supplied hereunder shall be free and clear of all security interests, liens, or other encumbrances of any kind or character.

13       ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF TEVA

         13.1 Teva hereby represents and/or warrants and/or undertakes to Impax that:

                  13.1.1 it has the corporate authority to enter into this Agreement and to perform its obligations hereunder;

                  13.1.2 neither the execution and delivery of this Agreement by Teva nor its performance hereunder conflicts with or results in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under any of the terms or conditions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be bound, or to its best knowledge, violate any statute, law, rule, regulation, writ, injunction, judgment, order or decree of any court, administrative agency or governmental authority binding on it or any of its properties or assets, excluding any such breaches or defaults that, individually and in the aggregate, would not have a material adverse effect on its business or financial condition;

                  13.1.3 this Agreement is a legal, valid and binding agreement of Teva, enforceable in accordance with its terms;

                  13.1.4 it has not and will not, directly or indirectly, enter into any contract or any other transaction with any third party or Affiliate (excluding those, if any, respecting, the Optional Territory or Optional Products) that conflicts or derogates from its undertakings hereunder;

                  13.1.5 in the event and to the extent that Teva and/or its Affiliates shall manufacture the Products, all such Products shall: (a) meet the applicable Specifications at the time of shipment; (b) meet regulatory requirements of any relevant Regulatory Authority in the Territory; (c) be manufactured, packaged, tested, stored and shipped in accordance with applicable cGMPs, the Approvals, and Applicable Law; (d) not be adulterated or misbranded under the United States Food, Drug and Cosmetic Act or relevant laws and regulations of Canada, as amended from time to time; and (e) be produced, packaged, tested and stored in facilities that have been approved by the applicable Regulatory Authority, to the extent required by Applicable Law;

                  13.1.6 in the event and to the extent that Teva and/or its Affiliates shall manufacture the Products, Teva's and/or its Affiliates' manufacturing facilities for such Products shall conform in all respects to Applicable Law governing such facilities;

                  13.1.7 neither it nor any of its Affiliates have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the United States Food, Drug and Cosmetic Act or equivalent laws of any country in the Optional Territory selected hereunder, or who is the subject of a conviction described in such section; and

                  13.1.8 all Products that it shall Market hereunder shall have been Marketed and stored in accordance with Applicable Law.

14       INDEMNIFICATIONS AND LIABILITY

         14.1 Except as otherwise expressly provided in Section 15, Impax shall indemnify, defend and hold Teva, its Affiliates, and their respective officers, directors, employees, and representatives harmless from and against any and all losses, liabilities, damages, costs and expenses, including reasonable attorney's fees and disbursements, (collectively, "Damages") in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of:
                  (a) any breach or alleged breach by Impax (or its Affiliates) of any representation, warranty, undertaking or covenant hereunder; (b) events occurring prior to the Effective Date and relating to the Products; (c) any negligence or willful misconduct by Impax (or its Affiliates); or (d) a defect contained in a Product manufactured by Impax, its Affiliates or any third party on its behalf.

         14.2 Except as otherwise expressly provided in Section 15, Teva shall indemnify, defend and hold Impax, its Affiliates, and their respective officers, directors, employees, and representatives harmless from and against any and all Damages in connection with any and all suits, investigations, claims or demands by third parties resulting from or arising out of:
                  (a) any breach or alleged breach by Teva (or its Affiliates) of any representation, warranty, undertaking or covenant hereunder; (b) any negligence or willful misconduct by Teva (or its Affiliates); (c) any defect contained in a Product manufactured by Teva, it Affiliates or any third party on its behalf; or (d) any claim of trademark infringement arising from the use by Teva (or its Affiliates) of any of its trademarks in connection with the Products.
         14.3 In the event that in determining the respective obligations of indemnification under Section 14, it is found that the fault of Impax, Teva or their respective Affiliates, contributes to any Damages relating to the Products supplied and/or distributed or sold hereunder, then each of Impax and Teva shall be responsible for that portion of the Damages to which its fault contributed.

         14.4 As soon as a Party becomes aware of the possibility of a claim involving indemnification under this Section 14, the indemnified Party shall give the indemnifying Party prompt written notice in writing and shall permit the indemnifying Party to have control over the defense of such claim or suit. The indemnified Party agrees to provide all reasonable information and assistance to the indemnifying Party in such defense. No such claims shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld or delayed; provided, however, that the indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the indemnified Party any liability or obligation which cannot be assumed and performed in full by the indemnifying Party.

         14.5 Except in the event of and to the extent of Damages awarded to a third party in connection with the indemnification provisions set forth in Sections 14.1 and 14.2, above, or awarded to a third party in connection with an Intellectual Rights Suit, neither Teva nor Impax shall be liable to the other for special, indirect, incidental or consequential damages, whether in contract, warranty, negligence, tort, strict liability or otherwise, arising out of the manufacture, Marketing, distribution, sale or use of the Products.

         14.6 Without limiting the respective obligations of the Parties hereunder, each Party shall maintain, throughout the Term sufficient product liability insurance coverage to satisfy its obligations hereunder. Each Party shall cause the other Party to be named in such policies as an additional insured and, upon request, each Party agrees to provide to the other certificates of insurance, evidencing such insurance. Without derogating from the foregoing, Impax shall purchase and maintain throughout the Term insurance provided by an insurance company reasonably satisfactory to Teva, at its own expense to cover product liability in an amount not less than Twenty Million U.S. Dollars (U.S. $20,000,000) per occurrence and in the aggregate on or before the launch of the first Tier 1 Product (in any strength), One Hundred Million U.S. Dollars (U.S. $100,000,000) per occurrence and in the aggregate on or before the launch of the second Tier 1 Product (in any strength), and One Hundred and Fifty Million U.S. Dollars (U.S. $150,000,000) per occurrence and in the aggregate as of January 1, 2004. In addition, the deductible for any Impax insurance policies shall not exceed one percent (1%) of the applicable coverage in the aggregate.

15       PATENT LITIGATION

         15.1 Promptly following the Effective Date, the Parties shall enter into a joint defense agreement mutually acceptable to both Parties containing customary terms and conditions for the purpose of, among other things, preserving confidentiality and any applicable privilege attaching to information and data exchanged by the Parties under and pursuant to this Agreement.

         15.2 Following execution of such joint defense agreement, Impax, upon receiving any written request from Teva, shall promptly provide Teva with reasonable access to information and data about, and personnel knowledgeable of the Products, their formulation, use and process of manufacture, to enable Teva to: (a) ascertain whether the Marketing of the Products in the Territory would infringe any existing patent or other third party intellectual property rights; (b) determine its conduct in relation to any proceedings alleging infringement of a patent or other third party intellectual property right; and/or (c) provide witnesses or documentation from Impax in connection with any proceedings alleging infringement of a patent or other third party intellectual property right.

                  Tier 1 Products for the U.S.

         15.3 With regard to the Tier 1 Products in the U.S., Impax shall have the right to assume or continue, as applicable, the direction and control of any Intellectual Rights Suit and the defense of claims arising therefrom, including without limitation, the selection of legal counsel; provided, however, that once it exercises its right to assume or continue control, Impax shall obtain the prior written consent of Teva prior to ceasing to defend, settling or otherwise disposing of such claim, said consent not to be unreasonably withheld or delayed. Furthermore, Impax shall provide Teva with copies of all pleadings and other litigation documents and shall consult with Teva in connection with litigation strategy. Teva shall fully cooperate with Impax in the defense or prosecution of any such litigation (regardless of which party is a named party to such litigation). Notwithstanding anything to the contrary contained herein, with respect to any Product(s) that are currently the subject of litigation, legal counsel retained by Impax as of the Effective Date shall continue to prosecute or defend such litigation unless the Parties mutually agree to replace such legal counsel.

         15.4 With regard to the Tier 1 Products in the U.S., Impax shall bear one hundred percent (100%) of all Intellectual Rights Legal Expenses in connection with the defense and/or arising out of a judgment or settlement of any Intellectual Rights Suit; provided, however, that with respect to attorney fees and associated disbursements Impax shall bear one hundred percent (100%) of any and all such fees up to a maximum amount of Seven Million U.S. Dollars (U.S. $7,000,000) for all of the Tier 1 Products in the U.S. combined, after which, the Parties shall each bear fifty percent (50%) of such attorney fees and associated disbursements. If the foregoing $7,000,000 limitation is exceeded then Impax shall invoice Teva on a monthly basis and Teva shall reimburse Impax for Teva's share of such attorney fees and associated disbursements within thirty (30) days of receipt of such invoice.

                  Tier 2 and Tier 3 Products for the Territory

         15.5 With regard to the Tier 2 and Tier 3 Products in the Territory, Teva shall have the right to assume direction and control of any Intellectual Rights Suit and the defense of claims arising there from, including without limitation, subject to the consent of Impax, not to be unreasonably withheld, the selection of legal counsel; provided, however, that once it exercises its right to assume control, Teva shall obtain the prior written consent of Impax prior to ceasing to defend, settling or otherwise disposing of such claim, said consent not to be unreasonably withheld or delayed. Furthermore, Teva shall provide Impax with copies of all pleadings and other litigation documents and shall consult with Impax in connection with litigation strategy. Impax shall fully cooperate with Teva in the defense or prosecution of any such patent litigation (regardless of which Party is a named party to that litigation).

         15.6 Teva and Impax shall share equally all Intellectual Rights Legal Expenses for the Tier 2 Products and Tier 3 Products for the Territory incurred following the Effective Date; provided, however, with regard to the Tier 2 Products for the U.S., Impax shall bear fifty-five percent (55%) and Teva shall bear forty-five percent (45%) of all Intellectual Rights Legal Expenses. Teva shall invoice Impax on a monthly basis and Impax shall reimburse Teva for Impax's share of such Intellectual Rights Legal Expenses within thirty (30) days of receipt of such invoice.

         15.7 With regard to any of the Products, the provisions set forth in Sections 15.4, 15.5 and 15.6, above, relating to Intellectual Rights Legal Expenses (for the U.S. and all other countries in the Territory), shall not apply with respect to litigation relating to any breach by Impax of its representations and warranties set forth in Section 12.1.6 or
                  12.1.7 of this Agreement. In such instance, and to the extent related thereto, Impax shall be responsible for one hundred percent (100%) of all Intellectual Rights Legal Expenses.

         15.8 With regard to any of the Products, each Party shall obtain the prior written consent of the other Party prior to ceasing to defend, settling or otherwise disposing of any Intellectual Rights Suit or other intellectual property dispute related to the Products. Each Party further agrees that it will not whether in the context of litigation or otherwise related thereto, without the prior written consent of the other Party, enter into any agreement or arrangement with any third party which in any way compromises, relinquishes, waives, or otherwise affects, in whole or in part, the rights of the other Party under this Agreement in respect of the Products.

16       REGULATORY LITIGATION

         If Teva and Impax mutually agree in writing to commence legal proceedings against any Regulatory Authority, including without limitation, the FDA, in connection with the Product(s) in order to accelerate the Approval and/or Launch Date of the Product(s), the Parties shall each bear fifty percent (50%) of all out of pocket costs and expenses incurred by either Party in connection with that litigation including, without limitation, legal fees and disbursements. Impax and Teva shall cooperate with one another (regardless of which Party is a named party to that litigation) and shall jointly direct and control the litigation, including without limitation, selection of legal counsel, decisions to settle or compromise the case or a position, and taking any other action.

17       DECLARATORY JUDGMENT LITIGATION

         If Teva and Impax mutually agree in writing to institute a declaratory judgment action with respect to any intellectual property rights of any third party relating to the Products, the provisions set forth in
         Section 16 shall apply mutatis mutandis to this Section 17.

18       ADVERSE REACTIONS, COMPLAINTS AND RECALLS

         18.1 Each Party shall provide prompt notice to the other Party of any information concerning side effects, injury, toxicity, or sensitivity reaction associated with the Products, whether or not determined to be attributable to the Products. Further, each Party shall notify the other Party in writing within one
                  (1) business day of the time such Party first becomes aware of a circumstance that might necessitate expedited notification of relevant Regulatory Authorities or significant change in the labeling of the Product(s). The holder of the Approval shall be responsible for all adverse drug event reporting for the applicable countries of the Territory for the Products and responding to all adverse drug event reports received from lay persons and/or health care professionals respecting the Products.

         18.2 Copies of complaints with regard to the Products received by either Party will be sent promptly by facsimile to the other Party. Impax shall investigate all complaints associated with the manufacturing of the Products and shall provide a written summary to Teva of all such investigations and a prompt written response to the complainant, with a copy to Teva.

         18.3 To the extent permitted or required by law, any decision to recall, withdraw or cease distribution of any Product as a result of a violation of the applicable Approval or any Applicable Law, or because the Product presents a possible safety risk may be made by either Party after consulting with the other Party and taking such reasonable action as the Parties consider to be appropriate under the circumstances to minimize the risk to both Parties and to assure compliance by the Parties with the requirements of the applicable Approval. Any such recall or market withdrawal shall be controlled by Teva; provided, however, that the Parties shall use their best efforts to work together to repossess the affected Product. If any recall or market withdrawal of any Product is the result of the negligence of either Party (or its Affiliate) or the breach by either Party (of its Affiliate) of any representation, warranty, covenant or agreement under this Agreement by that Party (or its Affiliate), including the Product warranties, then the negligent or breaching Party shall pay the costs of any such recall action and such costs shall not be charged to the other Party. If any such recall or market withdrawal of any Product is not the result of negligence of either Party (or its Affiliate) or the breach by either Party (or its Affiliate) of any representation, warranty, covenant or agreement under this Agreement, then the Parties shall equally share the out of pocket cost of any such recall or market withdrawal. For the purposes of this Section 18.3, expenses of recall shall include, without limitation, the expenses of notification and destruction or return of the recalled Product(s) and the refund to consumers of amounts paid for the recalled Product(s).

19       AUDITS

         19.1 Teva or its Affiliates shall have the right, at its own cost, to visit any manufacturing site at which any of the Products or API are being manufactured and/or stored, during regular business hours and upon not less than three (3) business days prior written notice to Impax. During any such visit, Teva or its Affiliates shall have the right: (a) to inspect the manufacturing, packaging, testing, quality control, transport and/or storage facilities for such Products or API; (b) to inspect the procedures relating to any of the activities referred to in subsection (a) above; and/or (c) to audit any books, records and reports pertinent to the activities referred to in subsection (a) above to ensure compliance with all Applicable Laws, including without limitation, compliance with cGMP, ANDAs, and other Approvals.

         19.2 Impax or its Affiliates shall have the right, at its own cost, to visit any manufacturing site at which any of the Products or API are being manufactured and/or stored, during regular business hours and upon not less than three (3) business days prior written notice to such manufacturer and Teva. During any such visit, Impax or its Affiliates shall have the right: (a) to inspect the manufacturing, packaging, testing, quality control, transport and/or storage facilities for such Products or API; (b) to inspect the procedures relating to any of the activities referred to in subsection (a) above; and/or (c) to audit any books, records and reports pertinent to the activities referred to in subsection (a) above to ensure compliance with all Applicable Laws, including without limitation, compliance with cGMP, ANDAs, and other Approvals.

         19.3 Each Party shall promptly supply the other Party with a copy of any notices or reports received from any Regulatory Authority related to an audit or other investigation by the Regulatory Authority with respect to the API and/or Products. Each Party shall use its commercially reasonable best efforts to provide such Regulatory Authority with a prompt, accurate and complete response to any deficiencies noted, and to promptly address, and if necessary correct, any and all such deficiencies to the satisfaction of the Regulatory Authority.

20       CONFIDENTIALITY

         20.1 Each of the Parties agrees that: (a) it will not disclose any Confidential Information of the other to any third party at any time during the Term without the prior written consent of the disclosing Party; (b) it will not make use of any Confidential Information of the other Party for any purpose other than for the purposes set forth in, or in furtherance of the transactions contemplated by this Agreement; and/or (c) it will use all reasonable efforts to prevent unauthorized publication or disclosure by any person of such Confidential Information including requiring its employees, consultants or agents to enter into similar confidentiality agreements in relation to such Confidential Information.

         20.2 Notwithstanding the foregoing, either Party shall be permitted upon reasonable prior written notice to the other Party to disclose Confidential Information if required by law or court order.

         20.3 All Confidential Information in any form will be returned to the Party who disclosed the Confidential Information within thirty (30) days of the termination or expiration of this Agreement, save for the retention of one (1) copy of the Confidential Information by the receiving Party as a record of the receiving Party's ongoing confidentiality obligations under this Agreement.

         20.4 Neither Party shall use the name of the other Party in any publicity or advertising nor, except as required by law or court order, publicly disclose information related to this Agreement or the terms and conditions hereof without the prior written consent of the other Party.

         20.5 Each of the Parties agrees that all Confidential Information that it receives from the other Party and/or its Affiliates in connection with the Products is the sole property of the disclosing Party and shall be used by it only in accordance with the terms and provisions of this Agreement.

         20.6 This Section 20 shall be in effect during the Term and for a period of five (5) years following the termination or expiration thereof.

         20.7 The Parties acknowledge that it is their intention to limit the disclosure of Confidential Information hereunder to the Products and matters directly related thereto.

21       TERM AND TERMINATION

         21.1     Any Supply Term shall be extended for successive terms of two
                  (2) years unless either Teva or Impax provides the other with written notice of its intention not to extend that Supply Term at least twelve (12) months before the expiration of such initial Supply Term or any extension thereof.

         21.2 Subject to Sections 21.2.1 and 21.2.2, this Agreement may be terminated by either Party by written notice provided to the other Party at any time during the Term if the other Party (the "Breaching Party") is in material breach or default of any of its obligations hereunder (including, without limitation, any payment obligations) or any of its representations or warranties hereunder were untrue in a material respect when made, as follows: (i) the terminating Party shall send written notice of the material breach or material default to the Breaching Party, and (ii) the termination shall become effective sixty (60) days after written notice thereof was provided to the Breaching Party, unless the Breaching Party has cured any such material breach or default prior to the expiration of the sixty (60) day period or if such material breach or material default is not capable of being cured within such sixty (60) day period, and the Breaching Party has commenced activities reasonably expected to cure such material breach or material default within such sixty (60) day period and thereafter uses diligent efforts to complete the cure as soon as practicable, but in no event shall such period exceed ninety (90) days.

                  21.2.1 Teva's right to terminate in the event of Impax's failure to supply Teva's or its Affiliates' requirements for Products hereunder shall be on a Product-by-Product basis for each of the relevant countries of the Territory.

                  21.2.2 The failure of Impax to supply Teva's or its Affiliates' requirements for Products hereunder shall not give rise to a right of termination by Teva if following such failure, Teva, its Affiliate or a third party designated by Teva manufactures the Product pursuant to the provisions of Section
                             7.5 hereof.

         21.3 Subject to the provisions of Section 22.3 hereof, either Party may terminate this Agreement effective upon issuance of written notice if, at any time, the other Party files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent.

         21.4 In addition to the other provisions of this Section 21, Teva shall be entitled to terminate this Agreement with respect to any Tier 2 Product in the U.S. by providing written notice to Impax by no later than the earlier of (i) twelve (12) months following the Effective Date, or (ii) fifteen (15) days after acceptance by the FDA of the ANDA for the applicable Tier 2 Product(s). Upon such termination the grant hereunder to Teva to Market such Tier 2 Products in the U.S. shall revert to Impax and, except as provided in this Section 21.4, Teva's obligations hereunder with regard to such Tier 2 Products shall terminate. To the extent applicable, Teva shall indicate in its notice if it intends to commercialize a Competing Product to the subject Tier 2 Product that it internally developed (as distinguished from a "Transaction Event"). Upon receipt of Teva's written notice, Impax shall have sixty (60) days to elect to, if applicable (as a result of Teva setting forth in its notice its intention to commercialize a Competing Product), to participate in Teva's commercialization of such Competing Product(s), in the U.S., in which case, such Competing Product(s) shall be deemed to be the corresponding Tier 2 Product terminated by Teva for purposes of this Agreement. In the event Impax elects to participate in Teva's commercialization of the Competing Product, Teva shall manufacture the applicable Competing Product, carry out all regulatory and legal activities and Impax shall reimburse Teva twenty-five percent (25%) for all past and future Regulatory Expenses and Intellectual Rights Legal Expenses incurred by Teva and/or its Affiliates for such Competing Product(s), and the Impax Margin for such Competing Product(s) payable to Impax shall be deemed to be twenty-five percent (25%) of Profit. Within sixty (60) days following launch of the applicable terminated Tier 2 Product(s) by Impax or Impax's Affiliate, nominee, assignee, licensee or other similar entity, Impax shall reimburse Teva an amount equal to all Regulatory Expenses and Intellectual Rights Legal Expenses paid by Teva under this Agreement with respect to the applicable Tier 2 Product(s).

         21.5 Teva shall be entitled to terminate this Agreement, upon thirty (30) days notice to Impax, in the event of an Event of Default (as set forth in Section 10.7).

         21.6 In the event that there is no launch of any of the Products in any of the countries in the Territory by July 15, 2004, Teva shall have the right, at its option, to terminate this Agreement on ten (10) days notice.

22       CONSEQUENCES OF TERMINATION

         22.1 Termination of this Agreement for whatever reason shall not affect the liabilities or obligations of the Parties hereunder in respect of matters accrued at the time of such termination, and shall be without prejudice to any other right or remedies available at law or in equity. (Impax acknowledges and agrees, however, that notwithstanding the immediately preceding sentence it shall not have any other rights or remedies against Teva in the event of a termination pursuant to Section 21.4, 21.5, or 21.6).

         22.2 In the event of early termination of this Agreement by Teva pursuant to Section 21.3 or 21.5, and without derogating from any other rights or remedies available to Teva, Impax shall, at the election of Teva exercised within thirty (30) days of Teva's notice to Impax of termination, promptly and free of charge:

                  22.2.1 transfer to Teva or a Teva designee all information, data and know-how in its possession or control necessary for the manufacture of the API and Products;

                  22.2.2 grant and/or transfer to Teva the right of access or use of all Regulatory Documentation and Approvals in its possession or control for the Products to enable Teva to manufacture and/or Market the Products in the Territory; and

                  22.2.3 use its best efforts to assist Teva to assure that such transfers as set forth in this Section 22.2 are effected as effectively and expeditiously as possible.

         22.3 In the event this Agreement is terminated under Section 21.3, all rights and licenses granted pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of
                  Section 365(n) of 11 U.S.C. ss.101 et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Teva, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights (including, without limitation, any right to enforce any exclusivity provision of this Agreement (including any embodiment of such "intellectual property")), remedies and elections under the Bankruptcy Code. To the fullest extent permitted by Applicable Law, the Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Impax under the Bankruptcy Code, Teva shall be entitled to all applicable rights under Section 365 of the Bankruptcy Code, including but not limited to, a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefore by Teva, and such, if not already in its possession, shall be promptly delivered to Teva.

23       INDEPENDENT CONTRACTORS

         The status of the Parties under this Agreement shall be that of independent contractors. Nothing is this Agreement shall be construed as establishing a partnership or joint venture relationship between the Parties hereto. No Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any person that it has any such right or authority. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

24       SUCCESSORS AND ASSIGNS

         The terms and provisions hereof shall inure to the benefit of, and be binding upon, Teva, Impax and their respective successors and permitted assigns. Neither Party shall assign this Agreement or any part of it to any third party without the prior written consent of the other Party; provided, however, that Teva may, without obtaining the consent of Impax, assign this Agreement or delegate any of its rights or obligations hereunder to any of its Affiliates, provided that Teva agrees to remain primarily liable for the full and timely performance by such Affiliate of all its obligations hereunder.

25       FORCE MAJEURE

         25.1 Neither Party shall be liable for non-performance or delay in the fulfillment of its obligations with the exception of payment obligations and those obligations respecting the timely achievement of the applicable milestones, when any such non-performance or delay shall be occasioned by any unforeseeable cause beyond the reasonable control of Teva or Impax, as the case may be, including without limitation, acts of God, fire, flood, earthquakes, explosions, sabotage, strikes, or labor disturbances (regardless of the reasonableness of the demands of the labor force), civil commotion, riots, military invasions, wars, failure of utilities, failure of carriers, or any acts, restraints, requisitions, regulations, or directives issued by a competent government authority ("Force Majeure Events").

         25.2 In the event that either Party is prevented from discharging its obligations under this Agreement on account of a Force Majeure Event, such Party shall notify the other forthwith, and shall nevertheless make every endeavor, in the utmost good faith, to discharge its said obligations, even if in a partial or compromised manner.

26       CURRENCY

         All payments under this Agreement shall be made in U.S. Dollars and, as applicable, the calculation of exchange rates shall be based upon the average over a twenty (20) business day period preceding the date that payment is due of the applicable rate of exchange as published in the Wall Street Journal.

27       PUBLICITY AND DISCLOSURE OF AGREEMENT

         Concurrently with the execution of this Agreement, the Parties shall agree in good faith on a form of press release which Impax may release. The Parties agree that until February 1, 2002, no future publicity release or announcement concerning the transactions contemplated hereby shall be issued without the advance written consent of the other Party, which consent shall not be unreasonably withheld, to the extent such release or announcement includes statements concerning terms of this Agreement and/or explicitly includes the Products or either Parties' name(s), except to the extent such release or announcement may be required by Applicable Law. For releases or announcements required by law, the Party making the release or announcement shall, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment. Any copy of this Agreement to be filed with the Securities and Exchange Commission or any other Regulatory Authority shall be redacted to the fullest extent permitted by Applicable Law and to the reasonable satisfaction of both Parties; provided, however, in the event that the Securities and Exchange Commission or Regulatory Authority, as applicable, objects to the redaction of any portion of the Agreement after the initial submission, the filing Party shall inform the other Party of the objections and shall in good faith respond to the objections in an effort to limit the disclosure required by the Securities and Exchange Commission or Regulatory Authority, as applicable.


28       SEVERABILITY

         Should any part or provision of this Agreement be held unenforceable or in conflict with applicable law, the invalid or unenforceable part or provision shall, provided that it does not go to the essence of this Agreement, be replaced with a revision which accomplishes, to the extent possible, the original commercial purpose of such part or provision in a valid and enforceable manner, and the balance of this Agreement shall remain in full force and effect and binding upon the Parties hereto.

29       ENTIRE AGREEMENT

         This Agreement (including its Annexes), together with the Note, the Stock Purchase Agreement and Registration Rights Agreement constitutes the entire agreement between the Parties with respect to its subject matter and supersedes all prior agreements, arrangements, dealings or writings between the Parties. This Agreement may not be amended or modified except in writing executed by the duly authorized representatives of both Parties.

30       WAIVER

         No waiver of a breach or default hereunder shall be considered valid unless in writing and signed by the Party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

31       GOVERNING LAW

         This Agreement shall be governed, interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflicts of law. Subject to Section 32, each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the Commonwealth of Pennsylvania or United States Federal Court sitting in the City of Philadelphia and Commonwealth of Pennsylvania over any action or proceeding arising out of or relating to this Agreement, and each hereby waives the defense of any inconvenient forum for the maintenance of such action or proceeding. To the extent that it may otherwise be applicable, the Parties hereby expressly agree to exclude from the operation of this Agreement the United Nations Convention on Contracts for the International Sale of Goods, concluded at Vienna, on 11 April 1980, as amended and as may be amended further from time to time.

32       WORKING COMMITTEE AND SECTION 2.8 DISPUTE RESOLUTION

         Any and all disputes within the Working Committee as well as pursuant to Section 2.8 shall be submitted to a panel of three (3) arbitrators having expertise in the specific area that is the subject of dispute. Teva and Impax shall each select one arbitrator. The arbitrators selected by Teva and Impax shall select the third arbitrator. All arbitrators shall be selected within twenty (20) days. Any arbitration shall be held in Philadelphia, Pennsylvania at such place as may be agreed upon by the Parties. The arbitrators shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the arbitration and the arbitration shall be conducted in accordance with the American Arbitration Association. The arbitrators shall in rendering their decision, apply the substantive laws of the Commonwealth of Pennsylvania (regardless of its or any other jurisdiction's choice of law principles). The decision of the arbitrators shall be final and not appealable, except in the case of fraud or bad faith on the part of the arbitrators or any Party to the arbitration proceeding in connection with the conduct of such proceedings. The arbitrators shall determine the proportion in which the Parties shall pay the costs and fees of the arbitration, and each Party shall pay its own costs (including, without limitation, reasonable attorney's fees) and expenses in connection with such arbitration. The arbitration proceeding shall be confidential and, except as required by Applicable Law, neither Party shall make (or instruct the arbitrators to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of the other Party. The existence of any dispute submitted for arbitration, and the award of the arbitrator, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by Applicable Law.

33       NOTICES

         Notices provided for under this Agreement shall be given in writing, in English, by facsimile; by first-class mail, federal express or similar service to the mailing address or facsimile numbers set out below:

         If to Teva:            TEVA PHARMACEUTICALS CURACAO N.V.
                                World Trade Center Curacao, Unit T.M.I. 14
                                Piscadera Bay, Curacao
                                Netherlands Antilles
                                Attention:       General Manager
                                Telephone:       599-9-463-6388
                                Facsimile:       599-9-463-6588

         With a copy to:        TEVA PHARMACEUTICALS USA, INC.
                                1090 Horsham Road
                                North Wales, Pennsylvania 19454
                                Attention:  Vice President and General Counsel
                                               Teva North America
                                Telephone:       (215) 591-3000
                                Facsimile:       (215) 591-8813

         If to Impax:           IMPAX LABORATORIES, INC.
                                3735 Castor Avenue
                                Philadelphia, PA 19124
                                Attention:    Barry R. Edwards, CEO
                                Telephone: (215) 289-2220
                                Facsimile:    (215) 289-5932

         With a copy to:        IMPAX LABORATORIES, INC.
                                30831 Huntwood Avenue
                                Haywood, California 94544
                                Attention:   Larry Hsu, President and COO
                                Telephone  (510) 471-3600
                                Facsimile:    (510) 471-1595

         or to such other addresses or facsimile numbers as a Party shall designate by notice, similarly given, to the other Party. Notices shall be deemed to have been sufficiently given and served the day transmitted by facsimile (with confirmed transmission) or a date five
         (5) business days after the date of express mail or by mail courier.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement and Annexes as of the date below.

TEVA PHARMACEUTICALS CURACAO N.V.           IMPAX LABORATORIES, INC.

Signature:                                  Signature:
          -----------------------                     ------------------------
Name:                                       Name:
     ----------------------------               ------------------------------
Title:                                      Title:
      ---------------------------                 ----------------------------
Date:                                       Date:
     ----------------------------               ------------------------------


Signature:                                  Signature:
          -----------------------                     ------------------------
Name:                                       Name:
     ----------------------------               ------------------------------
Title:                                      Title:
      ---------------------------                 ----------------------------
Date:                                       Date:
     ----------------------------               ------------------------------

                                     ANNEX A

                                  The Products

---------------------------------------------------------------------------------------------------------------
                                        BRAND*                    GENERIC                    STRENGTH
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Tier 1 Products               +                          +                          +
---------------------------------------------------------------------------------------------------------------
                              +                          +                          +
---------------------------------------------------------------------------------------------------------------
                              +                          +                          +
---------------------------------------------------------------------------------------------------------------
                              +                          +                          +
---------------------------------------------------------------------------------------------------------------
                              +                          +                          +
---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------
Tier 2 Products               +                          +                          +
---------------------------------------------------------------------------------------------------------------
                              +                          +                          +
---------------------------------------------------------------------------------------------------------------
                              +                          +                          +
---------------------------------------------------------------------------------------------------------------
Tier 3 Products                                          Three additional Products
                                                         to be determined by the
                                                         Parties as provided
                                                         herein.
---------------------------------------------------------------------------------------------------------------

--------
* including, without limitation, any additional brands.
+ Confidential portions omitted and filed separately with the Commission.

                                     ANNEX B

            Tier 1 Products and Optional Products: Manufacturing Caps


                Optional    Optional     Optional         +              +              +              +             +
                 Product     Product      Product         +              +              +              +             +
                  10mg        20 mg        40mg                                         +              +             +


    Bottle         +           +            +             +              +              +              +             +
     Size
                   $           $            $             $              $              $              $             $
   Labor,OH
   & QC cost       +           +            +             +              +              +              +             +

  Pkg. Mat'l       +           +            +             +              +              +              +             +

  Total Cost       +           +            +             +              +              +              +             +



    Bottle         +           +            +             +              +              +              +             +
     Size
                   $           $            $             $              $              $              $             $

   Labor,OH
   & Qc cost       +           +            +             +              +              +              +             +

  Pkg. Mat'l       +           +            +             +              +              +              +             +

  Total Cost       +           +            +             +              +              +              +             +


--------
+ Confidential portions omitted and filed separately with the Commission.

                                     Annex C

                Milestones (If Teva exercises the option for the
                    Optional Products pursuant to Section 4)

---------------------------------------------------------- --------------------------
                     Milestone Event                         Amount Forgiven (US$)**

---------------------------------------------------------- --------------------------
1.   *Tentative   Approval   for  all  of  the   Optional               $+
     Products, (+mg, + mg,  and + mg) in the  U.S.  by no
     later than+.
---------------------------------------------------------- --------------------------
2.   *Launch Date for all of the Optional Products, (+ mg,
     + mg, and + mg) in the U.S within fifteen (15) days
     from the expiration of First to File Exclusivity, but
     in no event later than+.
---------------------------------------------------------- --------------------------
3.   Launch Date for + in the U.S. no later than +.                     +
---------------------------------------------------------- --------------------------
4.   Launch  Date  for all of + mg and +  Tablets  in the               +
     U.S.  within  fifteen (15) days from the  expiration
     of First to File Exclusivity,  but in no event later
     than +.
---------------------------------------------------------- --------------------------
5.   Tentative  Approval  for all of + mg and + mg in the               +
     U.S. by no later than +,  provided that the facility
     in which  Impax will  manufacture  such  Product has
     been approved by the FDA for commercial launch.
---------------------------------------------------------- --------------------------
6.   Launch  Date  for all of + mg,  and + mg in the U.S.               +
     within  fifteen  (15)  days from the  expiration  of
     First to File  Exclusivity,  but in no  event  later
     than +.
---------------------------------------------------------- --------------------------


* If Impax fails to meet the Tentative Approval condition but subsequently meets the Launch Date condition, the $+ shall nevertheless be forgiven.

** For the sake of clarification, the applicable milestone shall be achieved only if the tentative Approval and/or Launch Date is for the prescription drug marketplace only.


--------
+ Confidential portions omitted and filed separately with the Commission.

                                     Annex D

            Milestones (If Teva does not exercise the option for the
                    Optional Products pursuant to Section 4)

---------------------------------------------------------- ----------------------------
                     Milestone Event                           Amount Forgiven (US$)*
---------------------------------------------------------- ----------------------------
1.   Launch Date for + in the U.S. no later than +.                      +
---------------------------------------------------------- ----------------------------
2.   Launch  Date  for  all  of + mg  and + in  the  U.S.                +
     within  fifteen  (15)  days from the  expiration  of
     First to File  Exclusivity,  but in no  event  later
     than +.
---------------------------------------------------------- ----------------------------
3.   Tentative  Approval  for all of + mg and + mg in the                +
     U.S. by no later than+,  provided  that the facility
     in which  Impax will  manufacture  such  Product has
     been approved by the FDA for commercial launch.
---------------------------------------------------------- ----------------------------
4.   Launch  Date  for all of + mg,  and + mg in the U.S.                +
     within  fifteen  (15)  days from the  expiration  of
     First to File  Exclusivity,  but in no  event  later
     than +.
---------------------------------------------------------- ----------------------------

* For the sake of clarification, the applicable milestone shall be achieved only if the tentative Approval and/or Launch Date is for the prescription drug marketplace only.







--------
+ Confidential portions omitted and filed separately with the Commission.

                                     Annex E

           Stock Purchase Agreement and Registration Rights Agreement

                                     Annex F

                                  EU Countries*


Austria                          Luxembourg
Belgium                          Netherlands
Denmark                          Portugal
Finland                          Spain
France                           Sweden
Germany                          Switzerland
Greece                           United Kingdom
Ireland
Italy



* Plus any other country added to the European Union during the Term. Teva shall have the option in the manner provided by Section 3.1 for twelve (12) months from such date of inclusion to include any such country to the Territory.

                                     Annex G

                                Optional Products


       -------------------- ---------------------- ----------------------
            Brand *              Generic                 Strengths
       -------------------- ---------------------- ----------------------
       -------------------- ---------------------- ----------------------
              +                      +                        +
       -------------------- ---------------------- ----------------------


              *including, without limitation, any additional brand.




--------
+ Confidential portions omitted and filed separately with the Commission.

                                     Annex H

                        The Note pursuant to Section 10.1